Exhibit 99.1

Ellington Financial Inc. Reports Second Quarter 2019 Results
OLD GREENWICH, Connecticut—August 5, 2019
Ellington Financial Inc. (NYSE: EFC) (the "Company") today reported financial results for the quarter ended June 30, 2019.
Highlights

•	Net income of $12.6 million, or $0.43 per basic and diluted share.

•	Book value per share as of June 30, 2019 of $18.91, including the effect of dividends of $0.42 per share.

•	Credit strategy gross income of $16.3 million for the quarter, or $0.54 per share.

•	Agency strategy gross income of $2.2 million for the quarter, or $0.07 per share.

•	Core Earnings[1] of $13.6 million, or $0.46 per share.

•	Dividend yield of 9.8% based on the August 2, 2019 closing stock price of $17.23 per share.

•	Debt-to-equity ratio of 4.0:1[2] and total recourse debt-to-equity ratio of 2.8:1[3] as of June 30, 2019.
Second Quarter 2019 Results
"In the second quarter, Ellington Financial grew Core Earnings and book value per share," said Laurence Penn, Chief Executive Officer and President. "Driven by broad-based contributions from our diversified credit and agency portfolios, Core Earnings again exceeded our dividend run rate, and we generated an annualized economic return of 9.4% for the quarter.
"During the quarter we had notably strong performance from our non-QM loan strategy, where we successfully completed our third securitization in June, as well as from our small-balance commercial mortgage loans, residential non-performing mortgage loans, residential transition mortgage loans, consumer loans, and our non-agency RMBS portfolio. We also took advantage of trading opportunities, generating excellent results in our CMBS and European RMBS strategies.
"I am very pleased with our performance so far in 2019. We delivered an economic return of 5.1% for the first half of the year, or 10.4% annualized, and grew Core Earnings nicely, providing both dividend coverage and stability to GAAP earnings. Meanwhile, we successfully completed our conversion to a REIT, which triggered our inclusion in two major stock indexes, improved the trading volume of our stock, and ultimately helped eliminate most of our price-to-book discount. We have continued to focus on our proprietary loan portfolios and pipelines, which we believe are critical in enabling us to manufacture and control our own sources of return, rather than merely relying on whatever the securities markets have to offer. At the same time, we continue to protect book value with our dynamic hedging strategies and prudent leverage. Given the strength and diversity of our portfolio, we believe that we are well positioned to grow Core Earnings from here.
"Finally, following quarter-end, we raised $70 million in our first equity offering since 2014. The new capital will allow us to capitalize on the attractive investment opportunities that we are seeing across our diversified portfolio. The capital raise has also enabled us to continue to diversify our investor base and add institutional shareholders, and we believe that it has improved the liquidity of our stock. While the recent offering was modestly dilutive to book value per share, we project that our larger equity base will result in significant operating expense savings on a per share basis, and given the high returns-on-equity we are seeing on our incremental investments, the resulting accretive effect on earnings should more than outweigh the moderate short-term dilutive effect on book value per share. Our capital management strategy is opportunistic, and since our last equity raise nearly five years ago, we have repurchased a substantial amount of our shares at deep discounts to book value per share."

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Net Income (Loss) to Core Earnings" below for an explanation regarding the calculation of Core Earnings.
2 Excludes repo borrowings on U.S. Treasury securities.
3 Includes borrowings at certain unconsolidated entities that are recourse to the Company.

Financial Results
The Company's total long credit portfolio4 was $1.069 billion as of June 30, 2019, a decrease of 10.6% from $1.195 billion as of March 31, 2019. The Company's total long agency RMBS portfolio was $1.339 billion as of June 30, 2019, an increase of 17.0% from $1.144 billion as of March 31, 2019. The quarter-over-quarter decline in the credit portfolio was mainly due to the completion of the Company's third non-QM securitization. The Company also continued to pare down its holdings of non-REIT-qualifying assets, principally UK non-conforming RMBS and CLOs, and rotate that capital into REIT-qualifying assets, most notably agency RMBS, small-balance commercial mortgage loans and residential transition loans.
The Company's debt-to-equity ratio2 increased to 4.0:1 as of June 30, 2019, from 3.4:1 as of March 31, 2019, as the Company added financing to accommodate its larger agency RMBS and (on a consolidated basis) non-QM loan holdings. Over the same period, the Company's recourse debt-to-equity ratio increased to 2:8:1 from 2.6:1.
During the second quarter, the Company's credit strategy generated total gross income of $16.3 million, or $0.54 per share, and its agency strategy generated total gross income of $2.2 million, or $0.07 per share.
Driven by steady net interest income and gains from securitizations, the Company's credit portfolio continued to be the primary driver of earnings in the second quarter. The Company's credit strategy generated net interest income5 of $18.6 million, net realized and unrealized gains on our long investment portfolio of $2.4 million, net realized and unrealized losses on interest rate hedges of $(1.7) million, net realized and unrealized losses of $(0.3) million on credit hedges and other activities, and other investment related expenses of $5.2 million. The Company also had $2.4 million in earnings from investments in unconsolidated entities. The Company’s strongest-performing credit strategies for the quarter included residential non-performing mortgage loans, non-QM loans, residential transition mortgage loans, European RMBS, non-agency RMBS, and CMBS. In addition, the Company continued to benefit from excellent performance in small-balance commercial mortgage loans and consumer loans. Investments in retained tranches in Ellington-sponsored CLOs underperformed during the quarter.
The Company's agency portfolio had solid results for the quarter. With interest rates declining, prices on our agency specified pool assets rallied and the portfolio generated net realized and unrealized gains of $15.2 million, along with net interest income6 of $1.6 million. This income was partially offset by net losses on interest rate hedges of $(14.6) million. Additionally, the outperformance of agency specified pools compared to TBAs, in the form of higher pay-ups for specified pools, contributed to results, as the Company continued to concentrate its long investments in specified pools as opposed to TBAs. Pay-ups are price premiums for specified pools relative to their TBA counterparts. The key drivers of the expansion in specified pool pay-ups were increases in actual and projected prepayments, as a result of declining mortgage rates. Average pay-ups on the Company's specified pools increased to 1.37% as of June 30, 2019, from 0.94% as of March 31, 2019.
4 Includes REO at the lower of cost or fair value. Excludes hedges and other derivative positions, as well as tranches of the Company's consolidated non-QM securitization trusts that were sold to third parties, but that are consolidated for GAAP reporting purposes. Including such tranches, the Company's total long credit portfolio was $1.539 billion and $1.473 billion, as of June 30, 2019 and March 31, 2019, respectively.
5 Excludes any interest income and interest expense items from Interest rate hedges, net and Credit hedges and other activities, net.
6 Excludes any interest income and interest expense items from Interest rate hedges and other activities, net.

The following table summarizes the Company's investment portfolio(1) holdings as of June 30, 2019 and March 31, 2019:

	Fair Value as of
	June 30, 2019	March 31, 2019
Long:	(In thousands)
Credit:
Dollar Denominated:
CLO(2)	$78,225	$98,497
CMBS	34,350	29,995
Commercial Mortgage Loans and REO(3)(4)	324,536	277,947
Consumer Loans and ABS backed by Consumer Loans(2)	189,671	218,027
Corporate Debt and Equity and Corporate Loans	7,632	3,867
Equity Investments in Loan Origination Entities	35,588	34,849
Non-agency RMBS	122,651	130,372
Residential Mortgage Loans and REO(3)(5)	665,594	584,779
Non-Dollar Denominated:
CLO(2)	8,925	4,332
CMBS	3,308	3,198
Consumer Loans and ABS backed by Consumer Loans	694	770
Corporate Debt and Equity	3,240	3,335
RMBS(6)	64,182	82,846
Agency:
Fixed-Rate Specified Pools	1,186,311	1,019,982
Floating-Rate Specified Pools	9,191	9,460
IOs	24,905	25,428
Reverse Mortgage Pools	118,494	89,345
Government Debt:
Dollar Denominated	—	16,601
Total Long	$2,877,497	$2,633,630
Short:
Credit:
Dollar Denominated:
Corporate Debt and Equity	$(470)	$(4,441)
Government Debt:
Dollar Denominated	(38,974)	(2,910)
Non-Dollar Denominated	(10,139)	(18,861)
Total Short	$(49,583)	$(26,212)

(1)	This information does not include financial derivatives.

(2)	Includes equity investment in securitization-related vehicles.

(3)	REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.

(4)	Includes equity investments in a limited liability companies holding small balance commercial mortgage loans and REO.

(5)	Includes equity investments in a limited liability companies holding residential mortgage loans.

(6)	Includes European RMBS secured by non-performing loans and REO, and an investment in an unconsolidated entity holding European RMBS.

The following table summarizes the Company's operating results for the three-month periods ended June 30, 2019 and March 31, 2019 and the six-month period ended June 30, 2019:

	Three-Month Period Ended June 30, 2019	Per Share	% of Average Equity	Three-Month Period Ended March 31, 2019	Per Share	% of Average Equity	Six-Month Period Ended June 30, 2019	Per Share	% of Average Equity
(In thousands, except per share amounts)
Credit:
Interest income and other income(1)	$30,418	$1.00	5.13%	$29,409	$0.97	4.95%	$59,827	$1.96	10.08%
Realized gain (loss), net	(1,026)	(0.03)	(0.17)%	(4,299)	(0.14)	(0.72)%	(5,325)	(0.17)	(0.90)%
Unrealized gain (loss), net	3,387	0.11	0.57%	11,713	0.38	1.97%	15,100	0.50	2.54%
Interest rate hedges, net(2)	(1,653)	(0.05)	(0.28)%	(822)	(0.03)	(0.14)%	(2,475)	(0.08)	(0.42)%
Credit hedges and other activities, net(3)	(273)	(0.01)	(0.05)%	(6,556)	(0.22)	(1.10)%	(6,829)	(0.22)	(1.15)%
Interest expense(4)	(11,792)	(0.39)	(1.99)%	(11,246)	(0.37)	(1.89)%	(23,038)	(0.76)	(3.88)%
Other investment related expenses	(5,154)	(0.17)	(0.87)%	(3,476)	(0.11)	(0.59)%	(8,630)	(0.28)	(1.45)%
Earnings from investments in unconsolidated entities	2,353	0.08	0.40%	1,797	0.06	0.30%	4,150	0.14	0.70%
Total Credit profit (loss)	16,260	0.54	2.74%	16,520	0.54	2.78%	32,780	1.09	5.52%
Agency RMBS:
Interest income	9,501	0.31	1.60%	7,562	0.25	1.27%	17,063	0.56	2.87%
Realized gain (loss), net	307	0.01	0.05%	(967)	(0.03)	(0.16)%	(660)	(0.02)	(0.11)%
Unrealized gain (loss), net	14,848	0.49	2.51%	14,227	0.47	2.39%	29,075	0.95	4.90%
Interest rate hedges and other activities, net(2)	(14,587)	(0.48)	(2.46)%	(9,484)	(0.31)	(1.59)%	(24,071)	(0.79)	(4.06)%
Interest expense	(7,876)	(0.26)	(1.33)%	(5,981)	(0.20)	(1.01)%	(13,857)	(0.46)	(2.33)%
Total Agency RMBS profit (loss)	2,193	0.07	0.37%	5,357	0.18	0.90%	7,550	0.24	1.27%
Total Credit and Agency RMBS profit (loss)	18,453	0.61	3.11%	21,877	0.72	3.68%	40,330	1.33	6.79%
Other interest income (expense), net	373	0.01	0.06%	346	0.01	0.06%	719	0.02	0.12%
Income tax (expense) benefit	(376)	(0.01)	(0.06)%	—	—	—%	(376)	(0.01)	(0.06)%
Other expenses	(4,794)	(0.16)	(0.81)%	(5,735)	(0.19)	(0.97)%	(10,529)	(0.35)	(1.77)%
Net income (loss) (before incentive fee)	13,656	0.45	2.30%	16,488	0.54	2.77%	30,144	0.99	5.08%
Incentive fee	—	—	—%	—	—	—%	—	—	—%
Net income (loss)	$13,656	$0.45	2.30%	$16,488	$0.54	2.77%	$30,144	$0.99	5.08%
Less: Net income (loss) attributable to non-controlling interests	1,012			1,080			2,092
Net income (loss) attributable to common stockholders(5)	$12,644	$0.43	2.25%	$15,408	$0.52	2.73%	$28,052	$0.94	4.98%
Weighted average shares and convertible units(6) outstanding	30,479			30,481			30,480
Average equity (includes non-controlling interests)(7)	$592,544			$594,206			$593,510
Weighted average shares outstanding(8)	29,746			29,748			29,747
Average stockholders' equity (excludes non-controlling interests)(7)	$562,093			$563,492			$562,875

(1)	Other income primarily consists of rental income on real estate owned and loan origination fees.

(2)	Includes U.S. Treasury securities, if applicable.

(3)	Includes equity and other relative value trading strategies and related hedges and net realized and unrealized gains (losses) on foreign currency.

(4)	Includes interest expense on the Company's Senior Notes.

(5)
Per share information is calculated using weighted average common shares outstanding. Percentage of average equity is calculated using average stockholders' equity, which excludes non-controlling interests.

(6)	Convertible units include Operating Partnership units attributable to non-controlling interests.

(7)	Average equity and average stockholders' equity are calculated using month end values.

(8)	Excludes Operating Partnership units attributable to non-controlling interests.

About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage-backed securities, residential and commercial mortgage loans, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Tuesday, August 6, 2019, to discuss its financial results for the quarter ended June 30, 2019. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference ID number 5398908. International callers should dial (810) 740-4657 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, August 6, 2019, at approximately 2 p.m. Eastern Time through Tuesday, August 20, 2019 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 5398908. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940; the Company's ability to qualify and maintain its qualification as a real estate investment trust, or "REIT"; and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K filed on March 14, 2019 which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports the Company's files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2019	March 31, 2019	June 30, 2019
(In thousands, except per share amounts)
NET INTEREST INCOME
Interest income	$38,547	$36,016	$74,563
Interest expense	(19,702)	(17,618)	(37,320)
Total net interest income	18,845	18,398	37,243
Other Income (Loss)
Realized gains (losses) on securities and loans, net	(1,505)	(5,322)	(6,827)
Realized gains (losses) on financial derivatives, net	(10,920)	(11,570)	(22,490)
Realized gains (losses) on real estate owned, net	98	(58)	40
Unrealized gains (losses) on securities and loans, net	18,487	26,388	44,875
Unrealized gains (losses) on financial derivatives, net	(4,921)	(5,689)	(10,610)
Unrealized gains (losses) on real estate owned, net	(266)	(247)	(513)
Other, net	1,808	2,002	3,810
Total other income (loss)	2,781	5,504	8,285
EXPENSES
Base management fee to affiliate (Net of fee rebates of $508, $447, and $955, respectively)	1,661	1,722	3,383
Investment related expenses:
Servicing expense	2,244	2,393	4,637
Debt issuance costs related to Other secured borrowings, at fair value	1,671	—	1,671
Other	1,238	1,083	2,321
Professional fees	1,178	1,956	3,134
Compensation expense	903	1,072	1,975
Other expenses	1,053	985	2,038
Total expenses	9,948	9,211	19,159
Net Income (Loss) before Income Tax Expense and Earnings from Investments in Unconsolidated Entities	11,678	14,691	26,369
Income tax expense (benefit)	376	—	376
Earnings from investments in unconsolidated entities	2,354	1,797	4,151
Net Income (Loss)	13,656	16,488	30,144
Net Income (Loss) Attributable to Non-Controlling Interests	1,012	1,080	2,092
Net Income (Loss) Attributable to Common Stockholders	$12,644	$15,408	$28,052
Net Income (Loss) per Common Share:
Basic and Diluted	$0.43	$0.52	$0.94
Weighted average shares outstanding	29,746	29,748	29,747
Weighted average shares and convertible units outstanding	30,479	30,481	30,480

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
(In thousands, except share amounts)	June 30, 2019	March 31, 2019
ASSETS
Cash and cash equivalents	$42,671	$55,876
Restricted cash	175	175
Securities, at fair value	1,668,677	1,529,485
Loans, at fair value	1,091,523	1,014,990
Investments in unconsolidated entities, at fair value	69,676	58,152
Real estate owned	47,621	31,003
Financial derivatives–assets, at fair value	11,150	15,356
Reverse repurchase agreements	49,641	25,381
Due from brokers	65,083	58,145
Investment related receivables	77,882	78,223
Other assets	3,495	3,779
Total Assets	$3,127,594	$2,870,565
LIABILITIES
Securities sold short, at fair value	$49,583	$26,212
Repurchase agreements	1,715,506	1,550,016
Financial derivatives–liabilities, at fair value	27,805	26,904
Due to brokers	9,951	4,820
Investment related payables	49,516	168,211
Other secured borrowings	101,925	117,315
Other secured borrowings, at fair value	475,816	282,124
Senior notes, net	85,166	85,100
Accounts payable and accrued expenses	6,281	6,167
Base management fee payable to affiliate	1,661	1,722
Dividend payable	4,267	4,267
Interest payable	6,741	4,995
Other liabilities	262	278
Total Liabilities	2,534,480	2,278,131

EQUITY
Common stock, par value $0.001 per share, 100,000,000 shares authorized; 29,745,776 and 29,745,776 shares issued and outstanding, respectively	30	30
Additional paid-in-capital	664,764	664,654
Retained earnings (accumulated deficit)	(102,324)	(102,475)
Total Stockholders' Equity	562,470	562,209
Non-controlling interests	30,644	30,225
Total Equity	593,114	592,434
TOTAL LIABILITIES AND EQUITY	$3,127,594	$2,870,565
PER SHARE INFORMATION:
Common stock	$18.91	$18.90

Reconciliation of Net Income (Loss) to Core Earnings
The Company calculates Core Earnings as U.S. GAAP net income (loss) as adjusted for: (i) realized and unrealized gain (loss) on investments, REO, financial derivatives (excluding net accrued periodic (payments) receipts on interest rate swaps), other secured borrowings, at fair value, and foreign currency transactions; (ii) incentive fee to affiliate; (iii) Catch-up Premium Amortization Adjustment (as defined below); (iv) non-cash equity compensation expense; (v) miscellaneous non-recurring expenses; (vi) provision for income taxes; and (vii) certain other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, the Company includes the relevant components of net operating income in Core Earnings. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Core Earnings provides a consistent measure of operating performance by excluding the impact of gains and losses and other adjustments listed above from operating results. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by the portfolio. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate, and compare its operating performance to that of its peers. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
The following table provides U.S. GAAP measures of net income (loss) and details with respect to reconciling the aforementioned line items to Core Earnings for the three-month periods ended June 30, 2019 and March 31, 2019:

	Three-Month Period Ended
(In thousands, except per share amounts)	June 30, 2019	March 31, 2019
Net income (loss)	$13,656	$16,488
Income tax expense (benefit)	376	—
Net income (loss) before income tax expense	14,032	16,488
Adjustments:
Realized (gains) losses on securities and loans, net	1,505	5,322
Realized (gains) losses on financial derivatives, net(1)	10,972	12,289
Realized (gains) losses on real estate owned, net	(98)	58
Unrealized (gains) losses on securities and loans, net	(18,487)	(26,388)
Unrealized (gains) losses on financial derivatives, net(2)	4,966	5,414
Unrealized (gains) losses on real estate owned, net	266	247
Other realized and unrealized (gains) losses, net(3)	(55)	(386)
Non-cash equity compensation expense	114	116
Catch-up Premium Amortization Adjustment	896	507
Debt issuance costs related to Other secured borrowings, at fair value	1,671	—
Miscellaneous non-recurring expenses(4)	241	1,075
(Earnings) losses from investments in unconsolidated entities(5)	(1,304)	(364)
Total Core Earnings	$14,719	$14,378
Core Earnings attributable to non-controlling interests	1,099	1,029
Core Earnings Attributable to Common Stockholders	$13,620	$13,349
Core Earnings Attributable to Common Stockholders, per share	$0.46	$0.45

(1)
Adjustment excludes net realized gains (losses) on accrued periodic settlements of interest rate swaps of $52 thousand and $0.7 million for the three-month periods ended June 30, 2019 and March 31, 2019, respectively.

(2)
Adjustment excludes net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $45 thousand and $(0.3) million for the three-month periods ended June 30, 2019 and March 31, 2019, respectively.

(3)
Includes realized and unrealized gains (losses) on foreign currency and unrealized gain (loss) on other secured borrowings, at fair value, included in Other, net, on the Condensed Consolidated Statement of Operations.

(4)	Miscellaneous non-recurring expenses consist mostly of professional fees related to the Company's conversion to a corporation and intended election to be taxed as a REIT.

(5)	Adjustment represents, for certain investments in unconsolidated entities, the net realized and unrealized gains and losses of the underlying investments of such entities.